UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2016
Date of Report (Date of earliest event reported)

Friendable, Inc.
f/k/a iHookup Social, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1821 S Bascom Ave., Suite 353, Campbell, California 95008
(Address of principal executive offices) (Zip Code)

(855) 473-7473
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Interest accrues daily on the outstanding principal amount of the Coventry Note at a rate per annum equal to 8% on the basis of a 365-day year. In order to fullfill the company’s next payment obligation to TKA – The Kluger Agency, for their continued support of all celebrity relationship opportunities, on May 3, 2016, the Company entered into a Securities Purchase Agreement  with Coventry Enterprises LLC (“Coventry”), pursuant to which the Company sold to Coventry a $50,000 face value 8% Convertible Note (the “Coventry Note”) with a maturity date of May 3, 2017 (the “Coventry Maturity Date”). The principal amount of the Coventry Note and interest is payable on the Coventry Maturity Date. The Coventry Note is convertible into common stock, subject to Rule 144, at any time after the issue date, at 50% of the lowest closing bid price (subject to a $0.004 ceiling price) for the common stock during the twenty (20) consecutive trading days immediately preceding the conversion date. Coventry does not have the right to convert the note, to the extent that it would beneficially own in excess of 9.9% of our outstanding common stock. The Company shall not have the right to prepay the note. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the Coventry Note becomes immediately due and payable. In connection with the Coventry Note, the Company paid Coventry $2,500 for its legal fees and expenses.

The agreements described above are in substantially similar form as prior financing agreements the Company has on file with the SEC.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIENDABLE, INC.

Date: May 13, 2016	By:	/s/ Robert Rositano
Robert Rositano
CEO